Exhibit (e)(12)(ii)

NEUBERGER BERMAN EQUITY FUNDS

CLASS E

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Equity Income Fund

Neuberger Genesis Fund

Neuberger International Equity Fund

Neuberger Large Cap Value Fund

Neuberger Multi-Cap Opportunities Fund

Neuberger Quality Equity Fund

Neuberger Real Estate Fund

Date: December 18, 2025